UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AFFILIATED MANAGERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

On May 6, 2019, Affiliated Managers Group, Inc. (the “Company”) issued the following press release, a copy of which is included in this filing to supplement the Company’s Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the 2019 Annual Meeting of Stockholders to be held on May 29, 2019, filed with the Securities and Exchange Commission on April 17, 2019.

Investor Relations: Media Relations:	Anjali Aggarwal Jonathan Freedman
+1 (617) 747-3300 ir@amg.com pr@amg.com

AMG Names Jay C. Horgen as Chief Executive Officer

WEST PALM BEACH, FL, May 6, 2019 –Affiliated Managers Group, Inc. (NYSE: AMG) today announced the appointment of Jay C. Horgen as Chief Executive Officer, effective following the Company’s 2019 Annual Meeting of Stockholders, at which time Nathaniel Dalton, current Chief Executive Officer, will become Senior Advisor to the Company and remain on the Board of Directors. Mr. Horgen will also continue to serve as President and will join the Board of Directors.

Mr. Horgen is President and Chief Financial Officer of the Company. He joined the Company in 2007 as Executive Vice President to lead the execution of investments in new AMG Affiliates. Over the course of his AMG tenure, Mr. Horgen has held a series of increasingly broad leadership positions through which he has overseen many areas of the Company.

Sean M. Healey, Executive Chairman, said, “On behalf of AMG’s Board, I would like to express our immeasurable gratitude to Nate for stepping up upon my ALS diagnosis to serve as CEO this past year. I am very pleased that Nate will remain with the Company as a Director and advisor. Appointing Jay as CEO marks the next step in AMG’s long-term generational succession plan. I have known Jay for over two decades, including the past 12 years at AMG, and in a number of roles over time, he has demonstrated his outstanding intellect and execution skills. Given his proven track record of leadership and management along with his strategic contributions to the Company over time, I and my fellow Directors share tremendous confidence in Jay’s ability to lead AMG and build long-term shareholder value.”

“It has been an honor to lead our outstanding team over the past year of transition,” said Mr. Dalton. “Jay and I have focused together on further evolving and developing our next-generation of senior management, which is in an excellent position to generate growth. I know that Jay is the right leader to take AMG to the next stages of success, and I look forward to continuing to work closely with Sean, Jay, and the rest of the senior team into the future.”

“I am excited to have the opportunity to lead AMG, and to continue to capitalize on the unique opportunity set we have before us,” said Mr. Horgen. “I have been involved with the Company for the large majority of my career, and working alongside Sean and Nate to develop and execute our strategy since 2007. Looking ahead, the team and I will carry forward AMG’s entrepreneurial culture, along with our core values of long-term partnership, alignment of interests with our Affiliates and their clients, and excellence in execution – as we continue to position the Company to drive growth and value creation.”

Before joining AMG, Mr. Horgen founded Eastside Partners, a private equity firm where he served as a managing director. Prior to that, Mr. Horgen focused on asset management as an investment banker from 1993 to 2005 in the Financial Institutions Groups of Merrill Lynch & Co., where he was a managing director, and Goldman, Sachs & Co. Mr. Horgen received a B.A. in Economics and Mathematics from Yale University.

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of March 31, 2019, AMG’s aggregate assets under management were approximately $778 billion in more than 500 investment products, pro forma for a pending investment, across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, AMG may use its website as a distribution channel of material Company information. AMG routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.amg.com and encourages investors to consult that section regularly.